DENNY’S CORPORATION FORTIFIES BALANCE SHEET - Draws Down Capacity on Revolving Line of Credit- - Terminates Trading Plan - SPARTANBURG, S.C., March 16, 2020 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today announced that the Company has secured additional funding through its revolving credit facility to provide enhanced financial flexibility in light of uncertain market conditions arising from the COVID-19 pandemic. The Company has terminated its limited pre-arranged stock trading plan, effective today. No shares had yet been purchased under this plan at the time of termination. The plan had been established for the purpose of repurchasing a limited number of shares of the Company’s common stock between March 16, 2020 and April 30, 2020, through an independent broker in accordance with the guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s policies regarding stock transactions. Given the dynamic and evolving ecomonic conditions throughout the United States and the world, the Company expects consolidated results to be materially affected for the second quarter and full year of fiscal 2020. The Company will update its guidance when it can reasonably estimate the impact of the coronavirus and the changing conditions. About Denny’s Corporation Denny's Corporation is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of December 25, 2019, Denny’s had 1,703 franchised, licensed, and company restaurants around the world including 144 restaurants in Canada, Puerto Rico, Mexico, the Philippines, New Zealand, Honduras, the United Arab Emirates, Costa Rica, Guam, Guatemala, the United Kingdom, El Salvador, Aruba, and Indonesia. For further information on Denny's, including news releases, links to SEC filings, and other financial information, please visit the Denny's investor relations website at investor.dennys.com. Investor Contact: Curt Nichols 877-784-7167 Media Contact: Hadas Streit, Allison+Partners 646-428-0629